EXHIBIT 99.1
                                                          FOR IMMEDIATE RELEASE

Company contact:                                    Agency contact:
 FLIR Systems, Inc.                                  Berkman Associates
 James A. Fitzhenry                                  Neil Berkman
 (503) 684-3731                                      (310) 277-5162
 www.FLIR.com                                        info@BerkmanAssociates.com

                  FLIR Systems Reports Fourth Quarter Outlook

                   Company Achieves Record Year-End Backlog

PORTLAND, Ore. -- February 8, 2000 -- FLIR Systems, Inc. (Nasdaq: FLIR) announced today that it expects to report net earnings for the fourth quarter of 1999, before one-time charges discussed below, approximately 8-12% ahead of net earnings of $0.53 per diluted share for the 1998 fourth quarter but below analysts' consensus estimates for the period. FLIR said that revenue for the 1999 fourth quarter is expected to be approximately $57 million, also below consensus estimates. In addition, the Company said that it plans to record a one-time charge in the 1999 fourth quarter of approximately $700,000 before taxes, or approximately $0.03 per diluted share, associated with the closing of an international subsidiary that was acquired as part of the merger with Inframetrics, Inc. last March. FLIR plans to report final fourth quarter and 1999 results on February 23, 2000.

  Commenting on the anticipated fourth quarter results, FLIR President and Chief Executive Officer Ken Stringer said, "Demand for FLIR's products continues to grow. Deliveries of FLIR's hand-held infrared imaging products, particularly the ThermaCam(TM) 570 and 595 systems, were strong in the quarter. Demand for government products also exhibited strength, as backlog grew by approximately 20% from the record third quarter level. Additionally, FLIR has been selected for programs that, when finalized, will increase backlog by over $15 million. FLIR has emerged as the preeminent supplier of thermography and government surveillance systems worldwide. With our record backlog and rising order flow, we expect substantial growth in sales and earnings in 2000.

  "However, fourth quarter revenue and earnings growth was impacted by several factors. First, slower-than-expected receipt of cooled detectors used in our MilCAM(TM) and SeaFLIR(TM) products, both of which constitute a significant component of current backlog, hampered shipments. With two detector suppliers now in production, we expect to increase shipments of the MilCAM, SeaFLIR and other products incorporating this technology throughout the current year." The MilCAM is a man-portable ground-based system designed for a variety of surveillance applications. The SeaFLIR is a compact, lightweight stabilized thermal imaging system specifically designed for maritime applications.

                                    (more)

FLIR Systems Reports Fourth Quarter Outlook
February 8, 2000
Page Two

  "Secondly, the finalization of a contract for an international government program for which the Company has already been selected was not completed in the quarter as anticipated. This contract is expected to be finalized during the current quarter with product shipments beginning soon thereafter. Additionally, fourth quarter shipments of airborne vision systems to the commercial airborne market were still down significantly from prior years, as customers continued to delay purchases to ensure Y2K compliance by the end of the year. Now that the Y2K issue has been put to rest, we are confident that demand for our commercial airborne systems will rebound in 2000," he said.

  "Finally, fourth quarter expenses were higher than anticipated due to increased personnel costs associated with the increasingly competitive labor market in the technology sector and higher operating expenses at the Company's Boston facility (formerly Inframetrics, Inc.) than previously expected," Stringer concluded.

About FLIR Systems

  FLIR Systems, Inc. is a world leader in the design, manufacturing and marketing of thermal imaging and broadcast camera systems for a wide variety of commercial and government applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground based security. Visit the Company's Web site at www.flir.com.

This release contains statements, including statements regarding the Company's expectations as to revenue and earnings for the fourth quarter of 1999, continued growth in sales and earnings in 2000, the Company's ability to increase shipments of the MilCAM, SeaFLIR and other products incorporating cooled detector technology in the current year, that a contract for an international program will be finalized in the current quarter with product shipments beginning soon thereafter, and increases in demand for commercial airborne systems in 2000 that are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, risks that the Company will experience further constraints on the supply of the cooled detectors incorporated in the Company's MilCAM, SeaFLIR and other products or will experience other shortages of key components used in other Company products; that the contract for the international program will not be finalized in the current quarter and that shipment of products thereunder will be delayed; that demand for the Company's commercial airborne systems will not increase as a result of customers' successful completion of Y2K compliance efforts; that competitive products or pricing will have unanticipated effects on the Company's sales plans; that government funding for customers' projects or programs could be delayed or reduced; that customers may delay or reduce purchases under existing agreements with the Company or otherwise; and other risks discussed from time to time in the Company's Securities and Exchange Commission fillings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statement, investors and others should not conclude that the Company will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

                                   * * * * *